Exhibit 99.1

October 25, 2007

Federal Home Loan Bank of San Francisco Reports Third Quarter Operating Results

San Francisco - The Federal Home Loan Bank of San Francisco today announced that its third quarter 2007 net income was $135 million, compared to $140 million in the third quarter of 2006. For the first nine months of 2007, the Bank's net income was $421 million, compared to $387 million for the first nine months of 2006.

Net interest income for the third quarter of 2007 rose $30 million, or 14%, to $247 million from $217 million for the third quarter of 2006. Net interest income for the first nine months of 2007 rose $53 million, or 9%, to $664 million from $611 million for the first nine months of 2006. The increases in net interest income were primarily driven by the effect of higher interest rates on higher average capital balances and by higher advances balances. These increases were partially offset by lower net interest income on the Bank's mortgage portfolio (mortgage loans and mortgage-backed securities).

Net income also reflects fair value adjustments, primarily associated with derivatives and hedged items, after assessments, which resulted in net fair value losses of $21 million in the third quarter of 2007, compared to net fair value gains of $3 million in the third quarter of 2006. Most of the net fair value losses in the third quarter of 2007 and most of the net fair value gains in the third quarter of 2006 consisted of unrealized fair value adjustments.

Fair value adjustments, primarily associated with derivatives and hedged items, after assessments, resulted in net fair value losses of $5 million in the first nine months of 2007, compared to net fair value gains of $2 million in the first nine months of 2006. Most of the $5 million net fair value losses in the first nine months of 2007 consisted of unrealized fair value adjustments. Most of the $2 million net fair value gains in the first nine months of 2006 reflected net fair value gains on the termination of hedges related to consolidated obligations.

Nearly all of the Bank's derivatives and hedged instruments are held to the maturity, call, or put date. For these derivatives and hedged items, net unrealized fair value gains or losses are primarily a matter of timing and will generally reverse over the remaining contractual terms to maturity or by the exercised call or put dates. As of September 30, 2007, the cumulative effect of SFAS 133 on the Bank's derivatives and hedged instruments was a net unrealized gain of $9 million.

During the first nine months of 2007, total assets grew $59.2 billion, or 24%, to $304.2 billion at September 30, 2007, from $244.9 billion at December 31, 2006, primarily because advances increased by $52.5 billion, or 29%, to $236.2 billion from $183.7 billion. In total, 161 institutions increased their advances during the first nine months of 2007, while 94 institutions decreased their advances. In addition to the increase in advances, interest-bearing deposits in banks increased by $4.9 billion, or 53%, to $14.2 billion from $9.3 billion, and held-to-maturity securities increased by $1.4 billion, or 5%, to $31.8 billion from $30.4 billion.

The dividend rate for the third quarter of 2007 is 5.26% (annualized), compared to 5.54% (annualized) for the third quarter of 2006. In the third quarter of 2007, the Bank retained $16 million, or 10% of its earnings excluding the effects of SFAS 133, to continue building retained earnings to its target amount of $296 million, in accordance with the Bank's Retained Earnings and Dividend Policy, and is making available for dividends an amount equal to the remaining 90% of earnings excluding the effects of SFAS 133. In the third quarter of 2006, the Bank retained $8 million for the buildup of retained earnings, which was equal to 6% of its earnings excluding the effects of SFAS 133, and made available for dividends an amount equal to the remaining 94% of earnings excluding the effects of SFAS 133.

The dividend rate for the first nine months of 2007 is 5.10% (annualized), compared to 5.27% (annualized) for the first nine months of 2006. In the first nine months of 2007, the Bank retained $44 million, or 10% of its earnings excluding the effects of SFAS 133, for the buildup of retained earnings and is making available for dividends an amount equal to the remaining 90% of earnings excluding the effects of SFAS 133. In the first nine months of 2006, the Bank retained $23 million for the buildup of retained earnings, which was equal to 6% of its earnings excluding the effects of SFAS 133, and made available for dividends an amount equal to the remaining 94% of earnings excluding the effects of SFAS 133.

In addition to the impact of the change in the amount of earnings retained to build the Bank's retained earnings, the difference between the dividend rates for the third quarter and the first nine months of 2007 compared to the same periods in 2006 reflects a lower net interest spread on the Bank's mortgage portfolio, partially offset by a higher yield on invested capital during the third quarter and the first nine months of 2007 compared to the same periods in 2006.

The Bank plans to pay the third quarter dividend in the form of capital stock on November 16, 2007.

Financial Highlights
(Unaudited)
(Dollars in millions)	Sept. 30, 2007	Dec. 31, 2006	Percent Change
Selected Balance Sheet Items at Period End
Total Assets	$304,153	$244,915	24%
Advances	236,184	183,669	29
Held-to-Maturity Securities	31,759	30,348	5
Interest-Bearing Deposits
In Banks	14,226	9,323	53
Federal Funds Sold	15,861	15,443	3
Consolidated Obligations:
Bonds	219,723	199,300	10
Discount Notes	68,027	30,128	126
Capital Stock - Class B -
Putable	12,629	10,616	19
Total Capital	12,794	10,754	19

	Three Months Ended		Nine Months Ended
	Sept. 30, 2007	Sept. 30, 2006	Percent Change	Sept. 30, 2007	Sept. 30, 2006	Percent Change
Operating Results
Net Interest Income	$247	$217	14%	$664	$611	9%
Other Income/(Loss)	(39)	(3)	1,200	(20)	(19)	5
Other Expense	24	23	4	71	65	9
Assessments	49	51	(4)	152	140	9
Net Income	$135	$140	(4)%	$421	$387	9%

Other Data
Net Interest Margin	0.38%	0.38%	-%	0.36%	0.36%	-%
Operating Expenses as a
Percent of Average Assets	0.03	0.03	-	0.03	0.03	-
Return on Assets	0.20	0.24	(17)	0.23	0.23	-
Return on Equity	4.86	5.59	(13)	5.29	5.23	1%
Annualized Dividend Rate	5.26	5.54	(5)	5.10	5.27	(3)
Dividend Payout Ratio[1]	105.16	96.72	9	93.71	98.08	(4)
Capital to Assets Ratio[2]	4.24	4.55	(7)	4.24	4.55	(7)
Duration Gap (in months)[3]	1	1	-	1	1	-

1     This ratio is calculated as dividends declared per share divided by net income per share. This calculation has been modified for prior periods to exclude mandatorily redeemable capital stock (which is classified as a liability) and the dividends on that stock (which are classified as interest expense).
2     This ratio is based on regulatory capital, which includes mandatorily redeemable capital stock (which is classified as a liability).
3     Duration gap is the difference between the estimated durations (market value sensitivity) of assets and liabilities (including the impact of interest rate exchange agreements) and reflects the extent to which estimated maturity and repricing cash flows for assets and liabilities are matched.

Five Quarter Financial Highlights
(Unaudited)
(Dollars in millions)	Sept. 30, 2007	June 30, 2007	Mar. 31, 2007	Dec. 31, 2006	Sept. 30, 2006
Selected Balance Sheet Items at Period End
Total Assets	$304,153	$234,615	$246,906	$244,915	$231,719
Advances	236,184	171,019	177,455	183,669	174,538
Held-to-Maturity Securities	31,759	30,154	30,120	30,348	29,824
Interest-Bearing Deposits
in Banks	14,226	8,306	10,235	9,323	12,568
Federal Funds Sold	15,861	19,062	21,246	15,443	8,600
Consolidated Obligations:
Bonds	219,723	194,305	202,437	199,300	197,711
Discount Notes	68,027	25,361	29,729	30,128	19,653
Capital Stock - Class B -
Putable	12,629	9,782	10,898	10,616	10,301
Total Capital	12,794	9,954	11,053	10,754	10,437

Quarterly Operating Results
Net Interest Income	$247	$212	$205	$228	$217
Other Income/(Loss)	(39)	7	12	9	(3)
Other Expense	24	23	24	25	23
Assessments	49	52	51	57	51
Net Income	$135	$144	$142	$155	$140

Other Data
Net Interest Margin	0.38%	0.37%	0.35%	0.38%	0.38%
Operating Expenses as a
Percent of Average Assets	0.03	0.03	0.03	0.04	0.03
Return on Assets	0.20	0.25	0.24	0.26	0.24
Return on Equity	4.86	5.65	5.40	5.88	5.59
Annualized Dividend Rate	5.26	5.14	4.89	5.83	5.54
Dividend Payout Ratio1	105.16	88.61	87.98	96.77	96.72
Capital to Assets Ratio2	4.24	4.29	4.52	4.44	4.55
Duration Gap (in months)3	1	1	1	1	1

1     This ratio is calculated as dividends declared per share divided by net income per share. This calculation has been modified for prior periods to exclude mandatorily redeemable capital stock (which is classified as a liability) and the dividends on that stock (which are classified as interest expense).
2     This ratio is based on regulatory capital, which includes mandatorily redeemable capital stock (which is classified as a liability).
3     Duration gap is the difference between the estimated durations (market value sensitivity) of assets and liabilities (including the impact of interest rate exchange agreements) and reflects the extent to which estimated maturity and repricing cash flows for assets and liabilities are matched.

Federal Home Loan Bank of San Francisco

The Federal Home Loan Bank of San Francisco delivers low-cost funding and other services that help member financial institutions make home mortgage loans to people of all income levels and provide credit that supports neighborhoods and communities. The Bank also funds community investment programs that help members create affordable housing and promote community economic development. The Bank's members-its shareholders and customers-are commercial banks, credit unions, savings institutions, thrift and loans, and insurance companies headquartered in Arizona, California, and Nevada. The Federal Home Loan Bank of San Francisco is one of 12 regional banks in the FHLBank System, which is celebrating 75 years of service to members and communities this year.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank's dividend rates. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "will" and "plans," or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the effects of SFAS 133, SFAS 91 and the Bank's ability to pay dividends out of retained earnings. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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Contact:
Cynthia Lopez, (415) 616-2757
lopezc@fhlbsf.com